Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Curbline Properties Corp., a Maryland corporation (“Curbline,” the “Company,” “we” “us” and “our”), had one outstanding class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (“common stock”).

The following description of the Company’s capital stock is a summary and is subject to, and is qualified in its entirety by provisions of Maryland law and by reference to the provisions of our Articles of Amendment and Restatement (the “Charter”) and our Bylaws, as amended and restated (the “Bylaws”), the terms of which are incorporated herein by reference to Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2024 of which this Exhibit 4.1 is a part.

Authorized Capital Stock

The Company’s authorized capital stock consists of:

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400 million shares of common stock; and
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100 million shares of preferred stock, par value $0.01 per share (“preferred stock”).

As of December 31, 2024, we had 105,043,781 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Holders of the Company’s common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors.

Dividend Rights

Holders of the Company’s common stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors (the “Curbline Board”), out of funds legally available therefor. The rights, powers, preferences and privileges of holders of the Company’s common stock will be subject to those of the holders of any preferred stock or any other class or series of shares of capital stock the Company may authorize and issue in the future.

Liquidation Rights

If the Company is liquidated, dissolved or involved in any winding-up, the holders of its common stock are entitled to receive ratably any assets remaining after it has fully paid all of its liabilities, including any preferential amounts it owes with respect to any preferred stock the Company may authorize and issue in the future.

Preemptive or Other Rights

Holders of the Company’s common stock do not have preemptive rights, which means that they have no right to acquire any additional shares of common stock that the Company may subsequently issue.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. “Individual” is defined in the Code to include certain entities. In addition, the Company’s capital stock must be

Exhibit 4.1

beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

To help ensure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding common stock, the Charter provides that, subject to certain exceptions (including those set forth below), no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% of the Company’s outstanding common stock prior to an exempt holder reduction event or more than 9.8% of the Company’s outstanding common stock from and after an exempt holder reduction event, which the Company refers to as the ownership limit. Under the Charter, an “exempt holder reduction event” means the date on which the Curbline Board determines, based on the annual written notice delivered by the exempt holder to the Company pursuant to the Charter, that the beneficial ownership of the exempt holder is 7.5% or less of the Company’s outstanding common stock. The Charter provides that the “exempt holder” may own, or be deemed to own by virtue of the attribution provisions of the Code, no more than 17.5% of the Company’s outstanding common stock prior to an exempt holder reduction event. Pursuant to the Charter, the “exempt holder” includes, collectively, (a) Professor Werner Otto, his wife Maren Otto and/or all descendants of Professor Werner Otto, including, without limitation, Alexander Otto, (b) trusts or family foundations established for the benefit of the individuals named in (a) above and (c) any partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity, in which the individuals or entities named under (a) hold (either directly or indirectly) more than 50% of the voting rights or more than 50% of the equity capital of any such partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity; provided that, from and after an exempt holder reduction event, no person, individually or collectively with any other persons, shall be, or shall be deemed an exempt holder for purposes of the Charter.

As rent from a related party tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Charter provides that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the ownership limit), in excess of 9.8% of the Company’s outstanding common stock, which the Company refers to as the related party limit. In connection with the separation from SITE Centers, the Company entered into a waiver agreement pursuant to which it waives the related party limit contained in its Charter that would otherwise have prohibited Alexander Otto and his family (and other persons who may be deemed to have constructive ownership of common stock owned by the Otto family) from constructively owning more than 9.8% of the Company’s outstanding common stock.

The Curbline Board, with a ruling from the IRS or an opinion or other advice of counsel, may exempt a person from the ownership limit if the person would not be deemed an “individual” and may exempt a person from the related party limit if the Curbline Board is satisfied that the ownership will not then or in the future jeopardize its status as a REIT. The Curbline Board may also exempt the exempt holder and any person who would constructively own common stock constructively owned by the exempt holder from the ownership limit in its sole discretion. As a condition of any exemption, the Curbline Board will require appropriate representations and undertakings from the applicant with respect to preserving its REIT status.

Finally, the Charter prohibits any transfer of common stock that would cause the Company to cease to be a “domestically controlled qualified investment entity” as defined in Section 897(h)(4)(B) of the Code.

The preceding restrictions on transferability and ownership of common stock may apply even if the Curbline Board determines that it is no longer in the Company’s best interests to continue to qualify as a REIT. The ownership limit and the related party limit will not be automatically removed even if the REIT provisions of the Code are changed to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company’s status as a REIT, the effects of the ownership limit and the related party limit are to prevent any person or small group of persons from acquiring unilateral control of the Company. Any change in the ownership limit, other than modifications that may be made by the Curbline Board as permitted by the Charter, requires an amendment to the Charter, even if the Curbline Board determines that maintenance of REIT status is no longer in its best interests.

The Charter provides that upon a transfer or non-transfer event that results in a person beneficially or constructively owning common stock in excess of the applicable ownership limits or that results in the Company being “closely held”

Exhibit 4.1

within the meaning of Section 856(h) of the Code, the person, which the Company refers to as a common stock prohibited owner, will not acquire or retain any rights or beneficial economic interest in the shares that would exceed such applicable ownership limits or result in the Company being closely held, which the Company refers to as common excess shares. Instead, the common excess shares will be automatically transferred to a person or entity unaffiliated with and designated by the Company to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by the Company within five days after the discovery of the transaction that created the common excess shares. The trustee will have the exclusive right to designate a person who may acquire the common excess shares without violating the applicable restrictions, which the Company refers to as a common stock permitted transferee, to acquire all of the shares held by the trust. The common stock permitted transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the permitted transferee) for the common excess shares. The trustee will pay to the common stock prohibited owner the lesser of (a) the value of the shares at the time they became common excess shares and (b) the price received by the trustee from the sale of the common excess shares to a common stock permitted transferee. The beneficiary will receive the excess of (x) the sale proceeds from the transfer to a common stock permitted transferee over (y) the amount paid to the common stock prohibited owner, if any, in addition to any dividends paid with respect to the common excess shares.

The Charter provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of its outstanding common stock must give written notice to the Company stating the name and address of such person, the number of shares owned, and a description of how such shares are held each year by January 31. In addition, each of those stockholders must provide supplemental information that the Company may request, in good faith, in order to determine its status as a REIT.

Listing

The Company’s common stock is listed on the NYSE under the symbol “CURB.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.

The Charter and Bylaws contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Curbline Board.

Certain Provisions of Maryland Law and the Charter and Bylaws

Initially Classified Board

The Charter initially divides the Curbline Board into three classes, designated Class I, Class II and Class III. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2025, the directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026 and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027. At the annual meeting of stockholders held in 2025, the successors to the directors whose terms expire at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in 2027. At the annual meeting of stockholders held in 2026 and each annual meeting of stockholders held thereafter, the successors to the directors whose terms expire will be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election (e.g., Class II directors elected at the 2026 annual meeting of stockholders will serve until the 2027 annual meeting of stockholders).

Power to Increase or Decrease Authorized Shares of Capital Stock, Reclassify Unissued Shares of Common Stock, and Classify and Reclassify Unissued Shares of Preferred Stock

The Charter authorizes the Curbline Board, with the approval of a majority of the directors and without any action by stockholders, to amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue.

Exhibit 4.1

The Charter also contains a provision permitting the Curbline Board, by resolution and without approval of our stockholders, to (i) reclassify any unissued common stock, (ii) classify any unissued shares of preferred stock and (iii) reclassify any previously classified but unissued shares of preferred stock of any class or series, in each case, into one or more classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any such stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time.

“Blank Check” Preferred Stock

The Charter authorizes “blank check” preferred stock, which could be issued by the Curbline Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Company’s common stock.

Size of the Board; Vacancies; Removal

The Charter and Bylaws provide that the number of directors on the Curbline Board may be fixed only by the Curbline Board. The Charter and Bylaws provide that the Curbline Board may increase its size and any vacancy on the Curbline Board may be filled only by the affirmative vote of a majority of the remaining directors then in office. The Charter also provides that stockholders may remove directors with or without cause by holders of the affirmative vote of a majority of the shares entitles to vote at the election of directors; provided that prior to conclusion of the annual meeting of stockholders to be held in 2027, such removal shall only be for cause.

No Cumulative Voting

The MGCL provides that stockholders can have the right to cumulate votes in the election of directors if the corporation’s charter provides for such rights and the terms on which such cumulative voting rights may be exercised. The Charter does not include a provision providing for any cumulative voting.

Stockholder Action by Written Consent

The Charter provides that stockholders may not act by written consent unless (a) such written consent is unanimous or (b) the action is advised, and submitted to the stockholders for approval, by the Curbline Board and the written consent of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action is delivered to the Company in accordance with the MGCL. Stockholder action must otherwise take place at the annual or a special meeting of stockholders.

Special Meeting of Stockholders

Stockholders who hold a majority of the shares of the Company’s outstanding common stock may call a special meeting.

Advance Notice of Stockholder Proposals and Nominations

The Bylaws establish advance notice procedures with respect to stockholder proposals for business to be conducted at meetings of the Company’s stockholders and for nominations of candidates for election to the Curbline Board.

Proxy Access

In addition to advance notice procedures, the Bylaws include provisions permitting, subject to certain terms and conditions, stockholders who have maintained continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed the greater of two candidates or 20% of the number of directors in office.

Exclusive Forum

Exhibit 4.1

The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on the Company’s behalf, other than any action asserting solely claims arising under federal securities laws, (b) any claim, action or proceeding asserting a claim based on an alleged breach of any duty owed by any of the Company’s directors, officers or other employees to the Company or to the Company’s stockholders, (c) any claim, action or proceeding asserting a claim against the Company or any of its directors, officers or other employees arising under or pursuant to any provision of the MGCL, the Charter or Bylaws or (d) any other claim, action or proceeding asserting a claim against the Company or any of its directors, officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division.

Approval for Extraordinary Corporate Action

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, effect certain mergers or consolidations, sell all or substantially all of its assets, convert into another entity, engage in a share exchange or engage in a similar transaction outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Company’s Charter provides for approval of such extraordinary transactions if declared advisable by the Curbline Board and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Business Combinations

Under the Business Combination Act, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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any person (other than the trust or a subsidiary) who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation’s outstanding stock after the date on which the corporation had 100 or more beneficial owners of stock; or
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an affiliate or associate of the corporation who, at any time within the two-year period before the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation’s then-outstanding voting stock of the corporation.

A person is not an interested stockholder under the Business Combination Act if the board of directors of the corporation approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

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80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and
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two-thirds of the votes entitled to be cast by holders of outstanding voting stock of the board of directors other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

Exhibit 4.1

These super-majority vote requirements do not apply if the holders of the corporation’s common stock receive a minimum price, as defined under the Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

As permitted under Maryland law, the Curbline Board has elected for the Company to opt out of the foregoing provisions on business combinations, provided that such business combination is first approved by the Curbline Board. However, the Company cannot assure you that the Curbline Board will not opt to be subject to such provisions in the future, including opting to be subject to such provisions retroactively.

Control Share Acquisitions

The Maryland Control Share Acquisition Act, or the MCSAA, provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are also directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares that, if aggregated with all other shares owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise or direct voting power in electing directors within one of the following ranges of voting power:

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one-tenth or more but less than one-third;
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one-third or more but less than a majority; or
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a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of shareholder to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition; or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, then as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The MCSAA does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Company’s Bylaws contain a provision exempting any acquisition of its shares by any person from the foregoing provisions on control shares. In the event that the Company’s Bylaws are amended to modify or eliminate this provision, certain acquisitions of outstanding shares of its common stock may constitute control share acquisitions and may be subject to the MCSAA.

Exhibit 4.1

Unsolicited Takeovers

The Maryland Unsolicited Takeover Act (Title 3, Subtitle 8 of the MGCL), or the MUTA, permits a Maryland corporation that has a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and without the need for stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

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a classified board of directors;
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a two-thirds vote requirement for removing a director;
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a requirement that the number of directors be fixed only by vote of the directors;
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a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies; and
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a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

The MUTA also permits a Maryland corporation to “opt out” of any or all provisions of the MUTA with express language in in its charter or a resolution of its board of directors. The Charter provides that the Company has opted out of the provisions of MUTA that would allow the Curbline Board to unilaterally classify itself unless such election is first approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Through provisions in the Charter and Bylaws unrelated to the MUTA, (1) the Curbline Board is initially classified, (2) a director may be removed only by the affirmative vote of a majority of the shares then outstanding and entitled to vote generally in the election of directors; provided that prior to conclusion of the annual meeting of stockholders to be held in 2027, such removal shall only be for cause, (3) any vacancy on the Curbline Board may be filled only by the affirmative vote of a majority of the remaining directors then in office, (4) the Curbline Board has the exclusive power to fix the number of directors and (5) the Company requires the request of stockholders who hold a majority of the shares of the Company’s outstanding common stock to call a special meeting.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits the Company to include a provision in its Charter eliminating the liability of its directors and officers to it and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Charter contains a provision that eliminates its directors’ and officers’ liability to it and its stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter or bylaws provide otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:

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the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

Exhibit 4.1

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the director or officer actually received an improper personal benefit in money, property or services; or
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in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits the Company from indemnifying a director or officer who has been adjudged liable in a suit by the Company or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by the Company or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Charter obligates it to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

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any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

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any individual who, while a director or officer of the Company and at its request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Company has entered into indemnification agreements with its directors and certain officers which provide for indemnification to the maximum extent permitted by Maryland law. The Company also maintains a directors’ and officers’ insurance policy that insures the directors and officers of the Company from claims arising out of an alleged wrongful act by such person in their respective capacities as directors and officers of the Company, subject to certain exceptions.

The limitation of liability and indemnification provisions that are in the Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit Curbline and its stockholders. Your investment may be adversely affected to the extent that, in a class action or direct suit, Curbline pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. The provisions do not alter the liability of directors under the federal securities laws.